Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Park City Group, Inc. for the year ended June 30, 2021 of our report dated September 28, 2021 included in its Registration Statement on Form S-8 (No. 333-255189) relating to the financial statements for the year ended June 30, 2021 listed in the accompanying index.

/s/ Haynie & Company
Haynie & Company
Salt Lake City, Utah
September 28, 2021